Exhibit 99.1

Cantel Pre-Announces Estimated Revenue for the 4th Quarter

Little Falls, New Jersey – (August 6, 2020) - CANTEL MEDICAL CORP. (NYSE:CMD) announced an estimated revenue range for the company’s fiscal fourth quarter, which ended July 31st, 2020. Revenue for the fourth quarter is estimated at $230 - $235 million, a decrease of approximately 2% sequentially vs. the prior quarter, and down approximately 19% vs. the prior year on an organic basis.

In the segments that are directly impacted by elective procedures, daily sales rates improved ahead of expectations. In Medical and Dental, procedures continuously strengthened throughout the quarter to a level where for the foreseeable future the Company expects Medical and Dental procedures to be in the 80% - 85% range of pre-COVID levels. However, the Company noted that the recovery to pre-COVID levels may potentially take longer than anticipated.

Commenting on the estimated results, George Fotiades, CEO stated, “We have seen a faster than expected recovery in both our Medical and Dental segments, which is encouraging given the environment created by the COVID pandemic. While our performance to date is better than anticipated, we are cautious in the timing for a full recovery as this has the potential to be longer than originally anticipated in light of continued COVID incidence rates and its impact on the pace of procedures and patient behavior.”

The Company expects to provide a further update of its financial results for the fourth quarter on September 17, 2020.

About Cantel Medical:
Cantel Medical is a leading global company dedicated to delivering innovative infection prevention products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives. Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, instruments and instrument reprocessing workflow systems serving the dental industry, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

For further information, visit www.cantelmedical.com.

Contact:	Matthew Micowski
VP, Corporate FP&A and Investor Relations
mmicowski@cantelmedical.com
Phone: (973) 774-7455

This press release contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, or forecasts about our businesses, the industries in which we operate, and the current beliefs and assumptions of management; they do not relate strictly to historical or current facts. Without limiting the foregoing, words or phrases such as “expect,” “anticipate,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “may,” “could,” “aspire,” and variations of such words and similar expressions generally identify forward-looking statements. In addition, any statements that refer to predictions or projections of our future financial performance, anticipated growth, strategic objectives, performance drivers and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions about future events, activities or developments and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict, including the impacts of the COVID-19 pandemic on our operations and financial results, general economic conditions, technological and market changes in the medical device industry, our ability to execute on our strategy, risks associated with operating our international business, including limited operating experience and market recognition in new international markets, changes in United States healthcare policy at both the state and federal level, product liability claims resulting from the use of products we sell and distribute, and risks related to our intellectual property and proprietary rights needed to maintain our competitive position. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Quarterly Reports on Form 10-Q we have filed or will file hereafter, as further updated by our Current Report on Form 8-K dated May 12, 2020. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Our estimated unaudited financial results as of and for the three months ended July 31, 2020 presented above are preliminary and are subject to the close of the quarter and fiscal year, completion of our quarter-end closing and year-end procedures, and further financial review. The preliminary financial and business information presented herein has been prepared by and is the responsibility of our management and is based upon information available to us as of the date hereof. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. These estimates are not a comprehensive statement of our financial results for this period and should not be viewed as a substitute for interim financial statements prepared in accordance with generally accepted accounting principles. Our actual results may differ from these estimates as a result of the completion of our quarter-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the period are finalized.

As a result, investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended October 31, 2019, January 31, 2020 and April 30, 2020, as further updated by our Current Report on Form 8-K dated May 12, 2020. Investors are cautioned not to place undue reliance on such preliminary estimates.